Exhibit 10.6.1

AMENDMENT

TO THE
REGENERON PHARMACEUTICALS, INC.
2000 LONG-TERM INCENTIVE PLAN

     WHEREAS, the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan (the “Plan”) was adopted by Regeneron Pharmaceuticals, Inc. (the “Company”) on April 24, 2000 and became effective as of such date pursuant to the approval of the Company’s shareholders; and

     WHEREAS, pursuant to Section 19 of the Plan, the Board of Directors of the Company is authorized to amend the Plan at any time, subject to the receipt of shareholder approval if the Board of Directors determines that such approval is necessary in order to satisfy the requirements of applicable law; and

     WHEREAS, the Company has sought shareholder approval of the amendment set forth in paragraph 1, below, which has the effect of increasing the number of shares of Company Stock reserved for issuance under the Plan by 5,000,000 shares and by an additional number of shares that are unissued under the Company’s prior long-term incentive plan; and

     WHEREAS, the Company desires to amend the Plan, in the manner set forth in paragraphs 1 and 2 and 3 below.

     NOW THEREFORE, the Plan is hereby amended, effective as of June 14, 2002 as set forth below.

     1.     Section 3(a) of the Plan, Shares Available for Awards, is hereby amended by deleting the first full paragraph thereof and replacing it in its entirety with the following paragraph:

The shares of Company Stock that may be issued with respect to Awards made under the Plan may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury (including authorized and issued shares of Company Stock acquired or purchased by the Company and held by the Company as treasury shares). Subject to the subsequent provisions of this Section 3 including the adjustment provisions contained therein, the maximum number of shares of Company Stock that may be delivered pursuant to Awards made under the Plan shall equal the sum of: (i) 11,000,000 shares of Company Stock; (ii) any shares of Company Stock previously reserved for issuance under the Company’s 1990 Long-Term Incentive Plan (the “Prior Plan”) but which remain unissued as of June 14, 2002 and any shares of Company Stock that are represented by awards granted under the Prior Plan which are forfeited, expire or are cancelled without delivery of shares of Company Stock; and (iii) any shares of Company Stock that again become available for Awards pursuant to Section 3(e) below. Notwithstanding the foregoing, the maximum number of shares of Company Stock that may be issued pursuant to Incentive Stock Options shall be 11,000,000 shares.

     2.     Section 3(e) of the Plan, Reuse of Shares, is hereby amended by the addition of the the parenthetical “(whether by actual delivery or attestation)” immediately following the words “received by the Company” in clause 2 thereof.

     3.     Section 5 of the Plan, Eligibility, is hereby amended by deleting the text of that Section and replacing it in its entirety with the following text:

The persons who shall be eligible to receive Awards pursuant to the Plan shall be such employees of the Company (including officers of the Company, whether or not they are directors of the Company), Nonemployee Directors and nonemployee service providers and consultants, in each case as the Committee shall select from time to time. Nonqualified Stock Options shall be granted to Nonemployee Directors in accordance with the provisions of Section 12 hereof and as otherwise determined by the Committee. The grant of any Award hereunder at any time to any employee, service provider or consultant shall not entitle such person to a grant of an Award at any future time.

     4.     The Plan is hereby ratified and confirmed in all other respects.

     IN WITNESS WHEREOF, this Amendment has been duly executed by an authorized officer of the Company.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Stuart Kolinski

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